NAKED BRAND GROUP INC.
2 – 34346 Manufacturers Way
Abbotsford, BC V2S 7M1

NAKED BRAND GROUP INC. ANNOUNCES CLOSING OF A THIRD TRANCHE OF LOAN

Vancouver, BC, December 31, 2013 – Naked Brand Group Inc. (the “Company”) (OTCBB: NAKD) is pleased to announce that it has closed the drawdown of a third tranche of the loan (the “Loan”) as previously announced in its news release of November 18, 2013. In connection with the closing of the third tranche of the Loan, the Company issued: (i) one convertible promissory note (the “Note”) in the aggregate principal amount of $75,000 and (ii) 75,000 share purchase warrants (each, a “Lender Warrant”). Each Lender Warrant is exercisable into one share of the Company’s common stock (each, a “Share”) at a price of $0.10 per Share until December 24, 2016.

The Note is due on January 31, 2014 (the “Due Date”) and bears interest at the rate of 12% per annum, calculated daily and payable on the Due Date. The principal amount outstanding under the Note, and all accrued but unpaid interest thereon, may be converted into Shares at a price of $0.25 per Share at any time at the option of the respective lender. Repayment of the Note is secured by general security agreements dated November 14, 2013, as amended and restated, made by the Company and its subsidiary in favour of Kalamalka Partners Ltd. (“Kalamalka”), as agent for the lenders.

As consideration for facilitating the third tranche of the Loan, the Company issued an aggregate of 112,500 warrants to Kalamalka, and an aggregate of 40,000 warrants to certain lenders (collectively the “Additional Warrants”), each of which is exercisable into one Share at a price of $0.10 per Share until December 24, 2016.

None of the Note, Warrants or the Additional Warrants (collectively, the “Securities”) have been registered under the United States Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state in the United States, and were issued in reliance upon exemptions from registration under the Act. None of the Securities may be offered or sold in the United States absent registration under the Act or pursuant to an available exemption from such registration requirements. The Securities are also subject to hold periods under applicable Canadian securities laws.

On behalf of the Board of Directors of

NAKED BRAND GROUP INC.

“Joel Primus”
Joel Primus
President, Chief Executive Officer and Director
Telephone: (877) 592-4767
Fax: (877) 366-4767